Exhibit 99.1

Tianli Agritech Reports Second Quarter 2013 Results

WUHAN, China, Aug. 13, 2013 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced its financial results for the second quarter ended June 30, 2013.

Mrs. Hanying Li, Chairwoman and CEO of Tianli Agritech commented, "Despite continued weakness in overall pork demand and a decline in pork prices, our revenue increased by 7% to $6.8 million in the second quarter of 2013 as the number of hogs we sold grew by 30% to a record level of 36,464 hogs which more than offset the 18% decline in average selling price per hog. We also resumed our retail operations and started to sell our Tianli-Xiduhei™ hog meat cuts through leading supermarket chains in the Wuhan market during the second quarter. Looking ahead, as we continue to focus on expanding our black hog program in Enshi prefecture and building out our retail operations, we believe Tianli is well positioned for a rebound of the hog industry in coming quarters."

Second Quarter 2013 Financial Results:

	For the Three Months Ended June 30,
($ thousands, except per share data)	2013	2012	% Change
Revenue	$6,844	$6,391	7%
Gross margin	-4.0%	12.5%	-132%
Operating margin	-14.4%	5.9%	-346%
Net income for common shareholders	(1,005)	316	-418%
Diluted earnings per share	(0.09)	0.03	-388%

Revenue for the second quarter of 2013 increased by $0.45 million, or 7%, to $6.84 million from $6.39 million for the same period of 2012. This increase was primarily the result of selling more breeder hogs and market hogs, partially offset by declines in the average selling prices for both breeder and market hogs. The Company sold a total of 36,464 breeder hogs, market hogs, and market hogs for processed pork products during the second quarter of 2013, compared to 28,034 hogs for the same period of 2012. Revenue for the second quarter of 2013 from breeder hog sales decreased 7% to $1.96 million with the number of breeder hogs sold increasing 12% to 7,718 hogs and the average selling price of breeder hogs decreasing 18% to $253 per hog. Revenue for the second quarter of 2013 from market hog sales increased 13% to $4.84 million as the number of market hogs sold grew 35% to 28,531 hogs and the average selling price of market hogs declined 16% to $169 per hog. The decline in average selling prices of both breeder and market hogs was mainly due to market conditions. During the second quarter of 2013, the Company also generated $0.05 million in revenue from retail operations that were resumed in April 2013. The Company sold 3,988 black hogs, generating $0.81 million in sales, during the second quarter of 2013. Sales of black hogs are included in the market hogs category in the discussion above and the table below.

	For the Three Months Ended June 30,
	2013			2012
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs	7,718	$253	$1,956	6,883	$307	$2,110
Market hogs	28,531	169	4,836	21,151	202	4,281
Market hogs for processed pork products	215	241	52	-	-	-
Total	36,464	188	6,844	28,034	228	6,706

Gross profit (loss) for the second quarter of 2013 was ($0.28) million, compared to gross income of $0.80 million for the same period of last year. Gross margin (deficit) was (4.0%) and 12.5% for the second quarter of 2013 and 2012, respectively. The combination of increased feed costs and lower hog selling prices contributed to the decrease in gross margin. The gross margins (deficit) for breeder hogs and market hogs were 24% and (15%), respectively, for the second quarter of 2013, versus 34% and 2%, respectively, for the same period of last year.

Selling, general and administrative expenses increased by $0.28 million, or 67%, to $0.71 million for the second quarter of 2013. The increase was primarily related to our black hog program that generated an additional $0.24 million in administrative expenses. Operating margin (deficit) for the second quarter of 2013 was (14.4%), compared to 5.9% for the same period of last year.

Net loss from continuing operations for the second quarter of 2013 was $1.14 million, compared to net income of $0.27 million for the same period of 2012. The decrease was primarily the result of the deterioration in gross margin and the increase in selling, general and administrative expenses as explained above. After allocating net loss attributable to non-controlling interest, net loss attributable to common shareholders for the second quarter of 2013 was $1.00 million, or a loss of $0.09 per diluted share. This compared to net income attributable to common shareholders of $0.32 million, or $0.03 per diluted share, for the same period of last year.

Six Months Ended June 30, 2013 Financial Results:

Revenue for the six months ended June 30, 2013 increased $1.13 million, or 9%, to $14.23 million from the same period of 2012. This increase was primarily the result of selling more breeder hogs and market hogs, partially offset by declines in the average selling prices for both breeder and market hogs. The Company sold a total of 68,977 breeder hogs, market hogs, and market hogs for processed pork products during the first half of 2013, compared to 55,129 hogs for the same period of 2012. Revenue for the six months ended June 30, 2013 from breeder hog sales decreased 1% to $4.09 million with the number of breeder hogs sold increasing 13% to 15,408 hogs and the average selling price of breeder hogs decreasing 12% to $265 per hog. Revenue for the six months ended June 30, 2013 from market hog sales increased 13% to $10.09 million as the number of market hogs sold grew 29% to 53,354 hogs and the average selling price of market hogs declined 13% to $189 per hog. The decline in average selling prices of both breeder and market hogs was mainly due to market conditions. During the first half of 2013, the Company also generated $0.05 million in revenue from retail. The Company sold 5,813 black hogs, generating $1.26 million in sales, in the first half of 2013. The sales of black hogs are included in the market hogs category in the discussion above and the table below.

	For the Six Months Ended June 30,
	2013			2012
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs	15,408	$265	$4,086	13,649	$302	$4,127
Market hogs	53,354	189	10,093	41,480	216	8,970
Market hogs for processed pork products	215	241	52	-	-	-
Total	68,977	206	14,230	55,129	238	13,098

Gross profit for the six months ended June 30, 2013 was $0.53 million, compared to $2.10 million for the same period of last year. Gross margin was 4% and 16% for the six months ended June 30, 2013 and 2012, respectively. The impact of increased feed cost and reduced hog prices caused the significant decrease in gross margin.

Selling, general and administrative expenses increased by $0.59 million, or 56%, to $1.65 million for the six months ended June 30, 2013 from $1.06 million for the same period of last year. The increase was primarily related to our black hog program which generated an additional $0.51 million in administrative expenses. Operating margin (deficit) for the six months ended June 30, 2013 was (7.9%), compared to 8.0% for the same period of last year.

Net loss from continuing operations for the six months ended June 30, 2013 was $1.32 million, compared to net income of $0.98 million for the same period of 2012. The decrease was primarily the result of the deterioration in gross margin and increase in selling, general and administrative expenses as explained above. After allocating net loss attributable to non-controlling interest, net loss attributable to common shareholders for the six months ended June 30, 2013 was $1.11 million, or a loss of $0.10 per diluted share. This compared to net income attributable to common shareholders of $1.02 million, or $0.10 per diluted share, for the same period of last year.

Financial Position

As of June 30, 2013, the Company had cash and cash equivalents of $6.24 million, compared to $7.48 million as of December 31, 2012. Working capital as of June 30, 2013 was $8.62 million as compared to $8.98 million at December 31, 2012. Cash flow from operations was ($0.21) million and $4.02 million for the six months ended June 30, 2013 and 2012, respectively.

Recent Developments

On August 5, 2013, the Company announced that it received Nasdaq's approval to transfer its listing from the Nasdaq Global Market to Nasdaq Capital Market. The Company was also granted an additional 180-Day extension, or until February 3, 2014, by Nasdaq to regain compliance with the Minimum Bid Price Rule.

On July 1, 2013, the Company announced that its subsidiary, Wuhan Fengze Agricultural Science and Technology Development Co. Ltd., signed a cooperation agreement (the "Agreement") with Shenzhen Investment Banking International Marketing Group to jointly develop a direct sales program for Tianli's branded black hog meat in Shenzhen and other cities in Guangdong Province.

On May 29, 2013, the company announced that it had signed an agreement with Zhongbai Warehouse Supermarket Co., Ltd. ("ZHONGBAI")to sell cuts of Tianli-Xiduhei™ black hog meat through five of ZHONGBAI's warehouse outlets in Wuhan, Hubei province.

On May 6, 2013, the Company announced that it resumed its retail operations and began to sell Tianli-Xiduhei™ black hog products in Wuhan City through a NEWSTAR supermarket as well as three LAO NONG MIN retail stores.

Earnings Conference Call

Tianli will host an earnings conference call and live webcast covering its second quarter financial results at 8:00 a.m. EDT on August 14, 2013, which is also 8:00 p.m. in Beijing on August 14, 2013. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "Tianli".

Conference Call
Date:	Wednesday, August 14, 2013
Time:	8:00 am EDT, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	Tianli
Webcast Link:	http://services.choruscall.com/links/tianli130814.html

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the end of the live call through August 26, 2013. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10032808.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$6,241,220	$7,477,205
Accounts receivable	287,343	158,047
Inventories	11,013,170	10,232,893
Advances to suppliers	815,928	189,094
Prepaid expenses	75,104	237,247
Restricted cash	1,126,761	793,512
Other receivables	216,601	208,325
Total Current Assets	19,776,127	19,296,323

Long-term prepaid expenses	1,622,107	1,681,488
Plant and equipment, net of accumulated depreciation	25,965,495	24,400,573
Construction in progress	43,377	1,655,901
Biological assets, net of accumulated amortization	4,138,224	4,357,846
Intangible assets, net	1,481,686	1,485,773
Total Assets	$53,027,016	$52,877,904

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$7,203,219	$7,101,935
Accounts payable and accrued payables	140,875	190,811
Other payables	3,610,735	2,893,332
Due to related party	206,063	125,842
Total Current Liabilities	11,160,892	10,311,920

Stockholders' Equity:
Common stock ($0.001 par value, 50,000,000 shares authorized,
11,194,000 shares issued and outstanding as of June 30, 2013 and
December 31, 2012, respectively)	11,194	11,194
Additional paid in capital	14,888,470	14,888,470
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	20,467,534	21,582,277
Accumulated other comprehensive income	3,209,607	2,609,374
Stockholders' Equity - Tianli Agritech Inc. and Subsidiaries	40,993,452	41,507,962
Noncontrolling interest	872,672	1,058,022
Total Stockholders' Equity	41,866,124	42,565,984
Total Liabilities and Stockholders' Equity	$53,027,016	$52,877,904

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

Sales	$6,843,808	$6,391,343	$14,230,342	$13,097,764
Cost of goods sold	7,120,087	5,589,803	13,701,320	10,994,216
Gross profit	(276,279)	801,540	529,022	2,103,548

Operating expenses:
General and administrative expenses	627,085	425,207	1,529,583	1,058,674
Selling expenses	84,208	1,253	120,250	1,253
Total operating expenses	711,293	426,460	1,649,833	1,059,927
Income (loss) from operations	(987,572)	375,080	(1,120,811)	1,043,621
Other income (expense):
Interest expense	(162,981)	(85,692)	(329,798)	(179,358)
Subsidy income	(251)	27,339	95,338	161,986
Other income (expense)	14,235	(44,927)	40,139	(43,094)
Total other income (expenses)	(148,997)	(103,280)	(194,321)	(60,466)
Income (loss) before income taxes	(1,136,569)	271,800	(1,315,132)	983,155
Income taxes	-	-	-	-
Net income (loss) from continuing operations	(1,136,569)	271,800	(1,315,132)	983,155
Discontinued operations:
Gain (loss) from operations of discontinued component, net of taxes	-	43,836	-	39,179
Net income (loss)	(1,136,569)	315,636	(1,315,132)	1,022,334
Add:
Noncontrolling interests attributable to the noncontrolling interests	131,894	-	200,389	-
Net income (loss) attributable to Tianli Agritech Inc. and Subsidiaries	(1,004,675)	315,636	(1,114,743)	1,022,334
Unrealized foreign currency translation adjustment attributable to Tianli Agritech Inc. and Subsidiaries	352,240	21,566	604,805	269,371
Comprehensive income	$(652,435)	$337,202	$(509,938)	$1,291,705
Earnings per share - basic and diluted:
Weighted-average shares outstanding, basic and diluted	11,194,000	10,135,000	11,194,000	10,135,000
Continuing operations - Basic & diluted	$(0.10)	$0.03	$(0.12)	$0.10
Discontinued operations -Basic & diluted	$-	$-	$-	$-

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,315,132)	$1,022,334
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,610,107	1,487,841
Amortization of prepaid expenses	191,998	96,293
Stock-based compensation	-	10,687
Loss from disposal of construction in progress	-	49,344
Changes in operating assets and liabilities:
Accounts receivable	(125,409)	519
Inventories	(467,287)	440,097
Advances to suppliers	(793,522)	(226,871)
Prepaid expenses	-	(149,952)
Other receivables	(5,237)	(40,618)
Accounts payable and accrued payables	(51,980)	(37,595)
Other payables	746,388	1,257,271
Total adjustments	1,105,058	2,887,016
Net cash provided by operating activities from continuing operations	(210,074)	3,909,350
Net cash provided by operating activities from discontinued operations	-	114,969
Net cash provided by operating activities	(210,074)	4,024,319

CASH FLOWS FROM INVESTING ACTIVITIES
Cash collected from loan to An Puluo	-	1,110,635
Addition to construction in progress	-	(2,628,812)
Proceeds from disposal of construction in progress	-	571,025
Purchase of biological assets	(435,544)	(1,346,696)
Purchase of plant and equipment	(476,301)	(161,998)
Net cash used in investing activities	(911,845)	(2,455,846)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase at restricted cash	(317,793)	-
Advances from due to related party	76,270	-
Repayment of short-term loans	(762,704)	(3,173,243)
Proceeds from short-term loans	762,704	761,578
Net cash provided by financing activities	(241,523)	(2,411,665)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	127,457	33,304
NET DECREASE IN CASH	(1,235,985)	(809,888)
CASH, BEGINNING OF YEAR	7,477,205	6,507,742
CASH, END OF YEAR	$6,241,220	$5,697,854
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$244,782	$191,357
Income tax paid	$-	$-